Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
August 11, 2009	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS NET SALES AND NET INCOME

FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2009

NEW YORK, NEW YORK August 11, 2009 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported net sales and net income for the Company's second quarter and six months ended June 30, 2009.

Net income for the quarter ended June 30, 2009 was $401,000 or $.07 per diluted share compared to a net loss of $128,000 or ($.02) per diluted share for the corresponding quarter in 2008. For the six-month period ended June 30, 2009, net income was $122,000 or $.02 per diluted share compared to a net loss of $539,000 or ($.09) per diluted share for the corresponding period last year. Net sales for the quarter increased 2.9% compared to last year’s second quarter to $26,501,000. For the six-month period, net sales were $50,472,000 or approximately even with the corresponding period last year.

Commenting on the results for the quarter and six-month periods, John Tulin, Chairman of the Board and Chief Executive Officer, said "We are very pleased with our overall results which were achieved during some of the most difficult economic conditions our industry has faced in decades. Although net sales for the first six months of 2009 were even with last year, the Company’s bottom line improved significantly, benefiting from our efforts to control costs during these challenging times while continuing to exceed the expectations of our customers. We ended the quarter with a very strong balance sheet as bank borrowings and inventory levels were down 46% and 28%, respectively, as compared to the beginning of the year. As was the case during the first half of 2009, our outlook for the balance of the year remains very cautious in light of current business conditions.”

Mr. Tulin continued, “Despite the difficult environment of the past several months, we made progress this spring in a number of key areas that will serve us well as we prepare for an eventual economic recovery. We are enthusiastic about our recently announced strategic alliance with Style 365 and look forward to becoming an important player in the women’s belt business. We also look forward to launching our “Buffalo David Bitton” accessories collection later this fall. We continue to believe that there are growth opportunities in this market and we are confident that our long-standing retail relationships, merchandising expertise, and financial strength will allow to take advantage of them as they arise.”

Results for the Second Quarter ended June 30, 2009

Net income for the quarter ended June 30, 2009 was $401,000 or $.07 per diluted share compared to a net loss of $128,000 or ($.02) per diluted share for the corresponding quarter in 2008.

Our net sales for the quarter ended June 30, 2009 increased 2.9% to $26,501,000 compared to $25,755,000 for the corresponding period last year. The increase in net sales during the quarter was due mainly to higher shipments of our belt and personal leather accessories merchandise and a decrease in in-store markdown and cooperative advertising expenses, offset in part by a decrease in net sales for our Luxury collections. The increase in our belt shipments was driven mainly by orders for our private label merchandise while the increase in personal leather goods was due to strong international shipments of branded merchandise mainly to foreign affiliates of certain of our licensors. In-store markdowns declined during the quarter reflecting an increase in commitments made during the spring 2008 season in connection with merchandise re-assortments at certain of our retail customers. Net sales of our Luxury accessories declined during the quarter as the challenging economic environment had a disproportionate effect on that segment of the retail market. In addition, net sales for our Luxury merchandise last year were favorably affected by a number of relatively large orders shipped during the first half of 2008 in connection with the initial spring launch of that merchandise. Although our other domestic and international businesses reported increases in net sales, the weakness in our Luxury Division limited the overall improvement to 2.9% during the quarter.

Gross profit for the quarter was $8,117,000 or 4.6% lower than last year’s gross profit of $8,512,000. Gross profit expressed as a percentage of net sales decreased to 30.6% from 33.0% last year. The decrease in gross profit both in dollars and as a percentage of net sales was due to higher inventory-related costs associated with sales of excess and discontinued inventory and increases in certain product and transportation costs.

Selling and administrative expenses decreased $1,160,000 or 13.6% to $7,358,000 or 27.8% of net sales during the quarter compared to $8,518,000 or 33.1% of net sales for last year’s second quarter.

Selling expenses decreased $485,000 or 8.1% to $5,508,000 compared to $5,993,000 for the prior year period, and, expressed as a percentage of net sales, were 20.8% this year compared to 23.3% last year. The decrease was primarily associated with lower domestic sales compensation, travel and entertainment, warehouse and distribution, and product development-related expenses. Selling expenses during last year’s second quarter were impacted by certain costs associated with the reorganization of our sourcing and production functions.

Administrative expenses decreased $675,000 or 26.7% during the quarter to $1,850,000 from $2,525,000 last year. Administrative expenses as a percentage of net sales were 7.0% and 9.8% for the quarters ended June 30, 2009 and 2008, respectively. The decrease in administrative expenses for the quarter was mainly due to reductions in bad debt expense. We made substantial additions to our bad debt reserves during last year’s second quarter following the bankruptcy filings of two of our department store customers.

Results for the Six-Months Ended June 30, 2009

Net sales for the six-month period of $50,472,000 were approximately even with last year. During the period, an increase in net sales of our personal leather accessories merchandise and a decrease in in-store markdown expense were offset by decreased net sales of our jewelry, belt, and Luxury Division merchandise. As discussed above, net sales of our Luxury merchandise last year were favorably affected by orders shipped during the first half of 2008 associated with the initial spring launch of these merchandise collections. An increase in net sales during the six-month period for our domestic sales divisions was offset by the reductions in our Luxury Division.

Gross profit for the six-months decreased $349,000 or 2.2% to $15,610,000 compared to $15,959,000 last year. Gross profit as a percentage of net sales decreased to 30.9% from 31.6% last year. The decrease in gross profit was due to the increase in inventory-related expenses associated with certain sales of out-of-line merchandise as well as higher product and transportation-related costs. Display expenses also declined during the period reflecting fixturing commitments made during the spring 2008 season in connection with refixturing programs and new-store openings for certain retail customers.

Selling and administrative expenses during the period were $15,194,000 reflecting a decrease of $1,210,000 or 7.4% compared to last year. As a percentage of net sales, selling and administrative expenses were 30.1% and 32.5% for the six-months ended June 30, 2009 and 2008, respectively.

Selling expenses decreased $594,000 or 5.0% to $11,395,000 compared to $11,989,000 for the prior year period, and, expressed as a percentage of net sales, were 22.6% this year compared to 23.8% last year. The decrease was due to a reduction in certain compensation and benefits expenses and lower travel and entertainment, warehouse and distribution, and product development-related expenses.

Administrative expenses decreased $616,000 or 13.9% to $3,799,000 from $4,415,000 last year. Administrative expenses as a percentage of net sales were 7.5% and 8.7% for the six-months ended June 30, 2009 and 2008, respectively. The decrease in administrative expenses for the six-month period was due principally to reductions in bad debt expense. Administrative expenses during the first six months of 2008 were adversely affected by a substantial increase in bad debt reserves recorded during last year’s second quarter in connection with the bankruptcy filings of two of our department store customers.

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne", "Guess?", “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, “Ted Baker”, "Pierre Cardin", “US Polo Association”, and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

(Dollars in thousands except share and per share data)

---------------------------------

	2009	2008

Net sales	$ 26,501	$ 25,755

Cost of goods sold	18,384	17,243

Gross profit	8,117	8,512

Selling and administrative expenses	7,358	8,518

Income (loss) from operations	759	(6)

Interest expense	95	199

Income (loss) before income taxes	664	(205)

Income tax provision (benefit)	263	(77)

Net income (loss)	$ 401	$ (128)

Share and per share information:
Basic net income (loss) per weighted average common share outstanding	$ .07	$ (.02)
Basic weighted average common shares outstanding	5,681,790	6,011,805
Diluted net income (loss) per weighted average common share outstanding	$ .07	$ (.02)
Diluted weighted average common shares outstanding	5,681,790	6,011,805

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(Dollars in thousands except share and per share data)

---------------------------------

	2009	2008

Net sales	$ 50,472	$ 50,473

Cost of goods sold	34,862	34,514

Gross profit	15,610	15,959

Selling and administrative expenses	15,194	16,404

Income (loss) from operations	416	(445)

Interest expense	214	420

Income (loss) before income taxes	202	(865)

Income tax provision (benefit)	80	(326)

Net income (loss)	$ 122	$ (539)

Share and per share information:
Basic net income (loss) per weighted average common share outstanding	$ .02	$ (.09)
Basic weighted average common shares outstanding	5,670,653	6,011,805
Diluted net income (loss) per weighted average common share outstanding	$ .02	$ (.09)
Diluted weighted average common shares outstanding	5,670,653	6,011,805

SWANK, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands except share data)

	(Unaudited) June 30, 2009		December 31, 2008
ASSETS
Current:
Cash and cash equivalents		$ 229		$ 343
Accounts receivable, less allowances of $4,497 and $5,419 respectively		16,678		13,502
Inventories, net:
Work in process	1,115		1,174
Finished goods	17,700		25,113
		18,815		26,287
Deferred taxes, current		1,874		1,874
Prepaid and other current assets		2,717		2,966

Total current assets		40,313		44,972

Property, plant and equipment, net of accumulated depreciation		1,026		1,162
Deferred taxes, noncurrent		2,242		2,242
Other assets		3,141		3,638

Total assets		$ 46,722		$ 52,014

LIABILITIES
Current:
Note payable to bank		$ 5,358		$ 10,005
Current portion of long-term obligations		626		891
Accounts payable		3,778		4,222
Accrued employee compensation		871		1,126
Other current liabilities		2,022		2,047

Total current liabilities		12,655		18,291

Long-term obligations		6,111		6,048

Total liabilities		18,766		24,339

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 1,000,000 shares		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,418,789 shares and 6,385,379 shares, respectively		642		639
Capital in excess of par value		2,195		2,037
Retained earnings		27,600		27,478
Accumulated other comprehensive (loss), net of tax		(380)		(378)
Treasury stock, at cost, 736,999 shares and 736,999 shares, respectively		(2,101)		(2,101)

Total stockholders' equity		27,956		27,675

Total liabilities and stockholders' equity		$ 46,722		$ 52,014